Exhibit 10.1

December 20, 2006

Mr. John Villas

8116 W. 109th Street Circle

Bloomington, MN 55438

Dear John;

You have advised us of your decision to resign as an officer and employee of Entegris, Inc. (the “Company”) effective as of March 31, 2007 (the “Separation Date”) and to retire from the Company. The Company is willing to provide you with certain severance arrangements in connection with your resignation. The purpose of this letter is to confirm the agreement between you and the Company concerning your resignation and severance arrangements, as follows:

1. Resignation. You agree to resign as Chief Financial Officer of the Company and as Senior Vice President and an active employee of the Company and from all other positions and offices held by you with the Company or any of its Affiliates or benefit plans effective as of the Separation Date. During the period prior to the Separation Date you agree to assist the Company in transitioning your responsibilities to your successor. You agree, for the period following the Separation Date through December 31, 2007 (“Retirement Date”), to hold your self available to provide up to ten (10) hours per month of transitional consultation and advice to your successor and to Senior Management.

2. Continuation of Duties. You agree that you shall continue to execute the duties of Chief Financial Officer of the Corporation through the Separation Date and shall be responsible for supervising the preparation and reporting of the 2006 financial statements for the Company in accordance with Generally Accepted Accounting Principles and applicable SEC regulations; you further agree to make the Rules 13a-14(a) and 13a-14(d) certifications under the Securities Exchange Act of 1934, as amended, in accordance with those rules. You shall continue to be subject to the Company’s insider trading policies through the Retirement Date.

3. Final Salary and Vacation Pay. You will receive pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your current rate of pay, for any vacation days you had earned, but not used, as of the Separation Date in accordance with Company policy.

4. Severance Benefits. In consideration of your acceptance of this Agreement and of you past service to the Company, the Company will provide you or, in the event of your death, your estate, with the following severance pay and benefits:

(a)	The Company will provide severance pay for a period commencing with the Separation Date and ending on the Retirement Date (the “Severance Pay Period”) at the rate of Two Hundred and Forty-Five Thousand and 00/100 Dollars ($245,000.00) per year. Payments will be made in the form of salary continuation and will begin on the next regular Company payday following the Separation Date.

(b)	If you are enrolled in the Company’s medical and dental plans on the Separation

Mr. John Villas

December 20, 2006

Date, subject to receipt of any required consent by the health maintenance organization or dental insurance provider with which you are enrolled, the Company will continue to pay the premium for these benefits through the earlier of (i) the Retirement Date; or (ii) the date you become eligible for coverage under the health plan of another employer. Upon termination of medical and dental benefits pursuant to (i) or (ii) above you may, at your own expense, elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA.” In the event that any required consent by the health maintenance organization or dental insurance provider with which you are enrolled is denied, and you elect to continue participation under “COBRA”, then the Company will pay the premium for such coverage from the Separation Date through the Retirement Date.

(c)	The Entegris Incentive Plan (“EIP”) payment for 2006 will be paid in full as earned by the Company’s 2006 performance. The EIP payment for 2007 shall be the actual 2007 EIP Award earned prorated for the period January 1, 2007 through the Separation Date This pro rated portion of the 2007 EIP award shall be paid at the same time and in the same manner as the 2007 EIP award to continuing executives. You will not be entitled to participate in the EIP during 2008 or thereafter.

(d)	Your right to contribute to and receive matching contributions from the Company with respect to the Entegris 401(k) Savings and Profit Sharing Plan (2005 Restatement) shall continue through the Retirement Date at which time they shall terminate. The balances in your accounts under the Entegris 401(k) Savings and Profit Sharing Plan (2005 Restatement) and under the Supplemental Executive Retirement Plan for Key Salaried Employees of Entegris, Inc. will be paid out to you as of the Retirement Date, subject to the terms of those plans and to the requirements of law.

(e)	Options to purchase common stock of the Company under the Entegris, Inc. 1999 Long Term Incentive Stock Option Plan heretofore granted to you that are unvested as of the Separation Date, shall continue to vest in accordance with their vesting schedule through the Retirement Date. Options to purchase common stock of the Company under the Entegris, Inc. 1999 Long Term Incentive Stock Option Plan heretofore granted to you that are vested as of the Separation Date shall be exercisable in accordance with the provisions of that plan and the applicable stock option grant agreements for a period of ninety (90) days following the Retirement Date. The Restricted Share award made to you on August 10, 2005 shall vest in its entirety as of the Retirement Date. All other Restricted Stock Awards shall continue to vest in accordance their vesting schedule through the Retirement Date. Any such Restricted Stock Awards remaining unvested on the Retirement Date shall be forfeited. To the extent earned, the portion of the Performance Share Award granted on January 18, 2006 (the “2006 Performance Award”) that relates to fiscal 2006 shall be paid to you in accordance with the terms of the award. To the extent earned, the portion of the 2006 Performance Award that relates to fiscal 2007 shall be paid on a pro rated basis for the period from January 1, 2007 through the Separation Date; such pro rated portion of that award shall be paid to you in accordance with the terms of the award. The portions of the 2006 Performance Award relating to 2008 and 2009 shall be forfeited.

Mr. John Villas

December 20, 2006

(f)	You shall be entitled to outplacement services should you desire them from the Company’s outplacement service vendor in accordance with Company policy. Your entitlement to perquisite benefits shall continue on the same basis as you enjoyed during 2006 through the Retirement Date.

5. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

6. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraphs 3 and 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Retirement Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. Without limiting the generality of the foregoing, except as provided in paragraph 4 above, you expressly waive and relinquish any and all rights you have, or might have, to any bonus or other incentive compensation or other compensation, of any kind or description, under that cetrtain Executive Change Of Control Termination Agreement, dated August 10, 2005, as well as under any plan or program of the Company.

7. Status of Employee Benefits, Paid Time Off and Stock Options. Except as otherwise expressly provided in paragraph 4 of this Agreement, your participation in all employee benefit plans of the Company shall end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Your rights with respect to all stock options to which you were entitled under the Company’s stock option plans that have not vested or do not vest in accordance with paragraph 4(e) hereof shall be cancelled as of the Separation Date.

8. Confidentiality and Non-Disparagement. You agree that you will continue to protect Confidential Information, as defined below, and that you will not, directly or indirectly, use or disclose it. Further, you agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm the interests or reputation of the Company or any of its Affiliates. You acknowledge that the Company may be required to disclose the terms of this Agreement under applicable requirements of the Securities and Exchange Commission.

9. Return of Company Documents and Other Property. In signing this Agreement, you covenant and agree that you shall return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business of the Company or any of its Affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control on the Retirement Date. Further, you covenant and agree that you will not retain any copy of any documents, materials or information of the Company or any of its Affiliates (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company is ending as of the Separation Date and that your consulting obligations expire on the Retirement Date, you agree that from and after the Retirement Date you will not, for any purpose, attempt to access or use any Company computer or

Mr. John Villas

December 20, 2006

computer network or system. Further, you covenant and agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

10. Restricted Activities. You acknowledge that during your employment with the Company you have had access to Confidential Information which, if disclosed, would assist competitors in competition against the Company and you agree that the following restrictions on your activities are necessary and reasonable in order to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(a)	You agree that, during the period from the Separation Date through December 31, 2008, you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company within the United States or in any other country in which the Company was doing business, or planning to do business, as of the Separation Date. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person, as defined below, that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during your employment with the Company, unless the Company agrees, in advance and in writing, signed by an expressly authorized officer of the Company, to your working or providing services for a specified Person. The Company will so agree provided that it determines, in its sole discretion, that your acceptance of a position with such Person or your provision of such work or services will not result in the use or disclosure of Confidential Information. You agree that the Company’s consent shall be acquired prior to accepting any such position or commencing any business activity which could be inconsistent with your obligations under this Agreement. You agree to provide the Company with all information that it may reasonably request in order to make a determination as contemplated hereunder.

(b)	You agree that during the period from the Separation Date through December 31, 2008, you will not, directly or indirectly, (i) hire any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its/his/her relationship with the Company.

(c)

In signing this Agreement, you give the Company your assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this paragraph 10. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in paragraph 8 or 9 above or of this paragraph 10, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of paragraph 8 or 9 above or of this

Mr. John Villas

December 20, 2006

paragraph 10 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance. In the event that such cooperation requires that you devote more than four hours of working time after the Retirement Date, the Company agrees to provide you with reasonable compensation for your services.

12. Release of Claims.

(a)	In exchange for the severance pay and other benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, whether known or unknown, of any kind or description, including without limitation any causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any of its Affiliates or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, employees, general and limited partners, members, managers, agents and representatives, their successors and assigns, and all others connected with them, and all employee benefit plans maintained by the Company and all trustees and plan administrators of such plans, both individually and in the official capacities of each of the foregoing individually, from any and all such causes of action, rights or claims. This release shall not apply to any claim for breach by the Company of its obligations under this Agreement.

(b)	This Agreement, including the release of claims set forth in the paragraph directly above, creates legally binding obligations and the Company has advised you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney or other advisors of your choosing; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

Mr. John Villas

December 20, 2006

13. Definitions. As used in this Agreement:

“Affiliates” means any and all persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known to the public including, without limitation, all strategic business plans, marketing and sales data and information, all financial, technical personnel, manufacturing, operations, product and systems information. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

14. Compliance with Section 16(a) of the Securities Exchange Act. You acknowledge that it is your responsibility to make all required filings with the Securities and Exchange Commission and with the NASDAQ with respect to all holdings of and transactions in the Company’s common stock not previously reported. You agree to make all such required filings in accordance with the rules of the Securities and Exchange Commission and to provide the Company with a copy thereof.

15. Miscellaneous.

(a)	This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b)	This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Minnesota contract and shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to the conflict-of-law principles thereof.

(c)

In the event that any dispute arises with respect to the matters provided for in this Agreement, each party agrees to pursue the resolution of such dispute through the alternative dispute resolution procedures (“ADR”) set forth herein in good faith and not to commence any suit or other proceeding or to pursue any other remedies at law or in equity prior to the conclusion of ADR. Upon written notice from either party invoking ADR, each Party shall designate in writing an individual who shall have authority to settle the dispute on its behalf. The authorized individuals shall promptly commence discussions concerning resolution of the dispute. If the dispute has not been resolved within thirty (30) days thereafter, it shall be submitted to ADR Solutions, Inc., 390 Commercial Street, Boston, MA 02109 to

Mr. John Villas

December 20, 2006

act as a neutral party to assist in the conduct of the ADR in accordance with such reasonable procedures as may be suggested by such neutral party. While the opinions and recommendations of the neutral party shall not be binding on the parties, the parties agree to give good faith consideration to the neutral’s views. After they have received the neutral’s views, the parties agree to negotiate in good faith to resolve the dispute with the neutral acting as a mediator.

(d)	All disputes arising under, out of, or in connection with this Agreement which are not resolved by the ADR procedures specified in the preceding paragraph shall be finally resolved by binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (“AAA”). Either party may initiate arbitration hereunder by filling a demand at the regional office of the AAA where the arbitration is to take place as provided herein. Disputes will be heard and determined by one disinterested arbitrator. Neither party will communicate separately with the arbitrator. All communications between a party and the arbitrator will be directed to the AAA for transmittal to the arbitrator. The proceedings and any award shall be kept confidential. The proceedings shall be held in Boston, Massachusetts. The arbitrator shall have no authority to award relief to either party that in any way contradicts or disregards any of the provisions of this Agreement. Any award may be entered and enforced as a judgment of any court of competent jurisdiction.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within forty-five (45) days following the date you receive it. You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

ENTEGRIS, INC.

/s/ GIDEON ARGOV
Gideon Argov
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ JOHN VILLAS
Date:	January 31, 2007

January 31, 2007

Mr. John Villas

8116 W. 109th Street Circle

Bloomington, MN 55438

Dear John;

You have expressed concern that the separation letter agreement, dated December 20, 2006 (the “December 20th Letter”), contained ambiguities as to certain of the benefits to be afforded to you. This letter is to amend in order to eliminate those ambiguities. Upon execution, this letter shall take effect as of December 20th and shall form an integral part of the December 20th Letter. Capitalized terms used in this amendment letter without definition shall have the meanings specified in the December 20th Letter.

1.	Continuation of Certain Benefits through the Retirement Date. In lieu of the provisions of paragraph 7 of the December 20th Letter, the following paragraph shall be inserted in substitution thereof:

“7. Status of Employee Benefits, Paid Time Off and Stock Options. Except as otherwise expressly provided in paragraph 4 of this Agreement, your participation in all employee benefit plans of the Company shall end as of the Retirement Date, in accordance with the terms of those plans; provided however that you will not continue to earn vacation or other paid time off after the Separation Date. Your rights with respect to all stock options and restricted stock awards to which you were entitled under the Company’s stock option plans shall be governed by the provisions of paragraph 4 (e) above.”

Except as expressly amended hereby the terms and provisions of the December 20th Letter shall remain in full force and effect.

If the terms of this amendment and clairifaction letter are acceptable to you, please sign, date and return it to me prior to February 3, 2007. Upon execution, this amendment letter will take effect to amend and clarify the December 20 Letter on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

ENTEGRIS, INC.

/s/ Gideon Argov
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ John D. Villas

Date:	January 31, 2007